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                                                                   EXHIBIT 10.59

                              EMPLOYMENT AGREEMENT

                  THIS AGREEMENT is made and entered into as of March 28, 2003, by and between Joseph F. Spanier ("Executive") and TransTechnology Corporation, a Delaware corporation, and any of its subsidiaries and affiliates as may employ Executive from time to time (collectively the "Company").

                              W I T N E S S E T H :

                  WHEREAS, Executive and the Company deem it to be in their respective best interests to enter into an agreement providing for the Company's continued employment of Executive pursuant to the terms herein stated;

                  NOW, THEREFORE, in consideration of the premises and the mutual promises and agreements contained herein, it is hereby agreed as follows:

                  1. Effective Date. This Agreement shall be effective as of the date hereof, which date shall be referred to herein as the "Effective Date."

                  2.       Position and Duties.

                           (a)      The Company hereby agrees to continue to
employ Executive and Executive hereby agrees to continue his employment as Chief Financial Officer for the "Term of the Agreement" (as defined in Section 5). In this capacity, Executive shall devote his best efforts and his full business time and attention to the performance of the services customarily incident to such office and position and to such other services of a senior executive nature as may be reasonably requested by the Board of Directors (the "Board") of the Company which may include services for one or more subsidiaries or affiliates of the Company. Executive shall report to the Chief Executive Officer of the Company.

                           (b)      Executive shall devote his full business
time and attention to such duties, except for sick leave, reasonable vacations and excused leaves of absence. Executive shall use his best efforts during the Term of the Agreement to protect, encourage, and promote the interests of the Company.

                           (c)      In carrying out his duties as contemplated
in this paragraph 2 after March 31, 2003, Executive may, in his discretion, elect to work out of his personal residence or elsewhere for up to two (2) business days each week.

                  3.       Compensation.

                           (a)      Initial Base Salary. With respect to the
period beginning on the Effective Date and ending on March 31, 2003, the Company shall pay to Executive base salary at the rate of $230,000 per annum. Such base salary shall be payable in accordance with the Company's customary payroll procedures.

                           (b)      Adjusted Base Salary. With respect to the
period beginning on April 1, 2003 and ending on the last day of the Term of the Agreement (as defined in Section 5)

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the Company shall pay to Executive base salary at a rate of not less than
$138,000 per annum. Such base salary shall be payable in accordance with the Company's customary payroll procedures. Executive's annual base salary described in Sections 3(a) or 3(b), as the case may be, shall be collectively referred to herein as "Base Salary."

                           (c)      Lump-Sum Payments. In addition to the Base
Salary, the Executive shall receive the following lump-sum cash payments:

                                    (i)      Accrued Leave Pay-Out Bonus. The
Executive hereby agrees that, effective as of March 31, 2003, he shall waive all of his rights with respect to accrued vacation, sick-leave, or other similar paid leave, in exchange for a lump-sum payment by the Company in an amount equal to the value of same, which amount shall be paid to Executive no later than April 2, 2003.

                                    (ii)     Closing Bonus. Immediately
following the later to occur of (A) the completion of the sale of Norco, Inc. ("Norco") and (B) the completion of (x) a secondary offering or (y) a refinancing of the Company's residual debt following the sale of Norco, but not later than April 30, 2003, regardless of whether either or both such events shall have by then occurred, the Company shall pay to Executive a cash lump-sum amount equal to $402,500.

                                    (iii)    Fiscal Year 2003 Bonus. The Company
shall pay to Executive an annual bonus with respect to fiscal year 2003 in an amount determined in accordance with the Company's fiscal 2003 annual bonus program. Any such bonus shall be payable at such time as provided in accordance with the Company's 2003 annual bonus program, but in any event not later than June 30, 2003.

                                    (iv)     Promissory Note. As of March 31,
2003 (x) the Company shall be obligated to pay to Executive an additional amount equal to $237,000 and (y) the Company, in lieu of making such payment, shall issue a promissory note (the "Note") to Executive in the principal amount of $237,000 in substantially the form attached hereto as Exhibit A. The Note shall bear simple interest at a rate per annum equal to the interest rate in effect as of March 31, 2003 with respect to the Company's senior debt. In the event of Executive's death or permanent disability (as defined in the applicable long term disability plan of the Company), the Note shall remain in effect and all amounts payable thereunder shall be payable to the Executive (or, in the event of his death, to the lawfully designated representative of the Executive's estate) in accordance with the terms of the Note. All other terms of the Note set forth on Exhibit A are incorporated herein by reference.

                                    (v)      Change in Control. For purposes of
the Note, a "Change in Control" shall be deemed to have occurred upon the first to occur of any of the following events following the date hereof:

                                             (A)      Any person, including a
group as defined in Section 13(d)(3) of the Exchange Act, with the stated intention to acquire control of the Company, becomes the beneficial owner of the shares of the Company with respect to which twenty percent (20%) or more of the total number of votes for the election of the Board may be cast;

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                                             (B)      As a result of, or in
connection with, any cash tender offer, exchange offer, merger or other business combination, sale of assets or contested election, or combination of the foregoing, persons who were directors of the Company immediately prior to such event shall cease to constitute a majority of the Board;

                                             (C)      The stockholders of the
Company shall approve an agreement providing either for a transaction in which the Company will cease to be an independent publicly owned corporation or for a sale or other disposition of all or substantially all the assets of the Company; or

                                             (D)      A tender offer or exchange
offer is made for shares of the Company's Common Stock (other than one made by the Company) and shares of Common Stock are acquired thereunder.

                  4.       Benefits. During the Term of the Agreement:

                           (a)      Executive shall be eligible to participate
in any life, health and long-term disability insurance programs, 401(k) plans, and other fringe benefit programs made available to senior executive employees of the Company from time to time and Executive shall be entitled to receive such other fringe benefits as may be granted to him from time to time by the Board.

                           (b)      Executive shall be allowed vacations,
sabbaticals and leaves of absence with pay on the same basis as other senior executive employees of the Company.

                           (c)      The Company shall reimburse Executive for
reasonable business expenses incurred in performing Executive's duties hereunder. Such reimbursement shall be made in accordance with the Company's customary business expense reimbursement policies and procedures and shall be consistent with the reimbursement policies and procedures applicable to other comparable executives of the Company and its affiliated companies.

                           (d)      The Company shall bear the reasonable and
documented costs of legal counsel and/or other advisors incurred by the Executive in the review and negotiation of this Agreement.

                  5. Term; Termination of the Agreement. As used herein, the phrase "Term of the Agreement" shall mean the period commencing on the Effective Date and, except as otherwise specifically provided below, ending on March 31, 2006. Notwithstanding the foregoing, the Term of the Agreement shall expire on the first to occur of the following:

                           (a)      Termination for any reason other than Cause.
In the event Executive's employment hereunder is terminated for any reason other than for Cause, the Company shall (i) to the extent not otherwise paid prior to the effective date of termination, pay to Executive a lump sum amount equal to all amounts not theretofore paid under Section 3(c) of this Agreement, (ii) pay to Executive all Base Salary that is accrued but unpaid as of the date of such termination of employment and (iii) pay to Executive a lump sum amount equal to the amount of Base Salary that, absent such termination of employment, would have been payable to Executive hereunder during the period beginning on the date of such termination of employment

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and ending on the March 31, 2006, all such amounts to be paid no later than the tenth day after the Executive's last day of employment with the Company.

                           (b)      Termination for Cause. In the event that the
Company terminates Executive's employment for Cause, the Company shall pay to Executive all Base Salary that is accrued but unpaid as of the date of such termination of employment and the Company shall have no further obligation hereunder from and after the effective date of such termination (other than the accelerated payment obligations set forth in the Note). For purposes of this Agreement, "Cause" shall mean Executive's conviction of, or plea of guilty or nolo contendere to, a felony or crime of moral turpitude.

                  6. Non-Solicitation. Subject to the condition that the Company is not in default under this Agreement, the Executive agrees that during the Term of the Agreement and for two years thereafter, he will not directly or indirectly:

                           (a)      Solicit, divert or take away any of the
customers, business or patronage of the Company or its subsidiaries or affiliates; or

                           (b)      Induce or attempt to influence any employee
of the Company or its subsidiaries or affiliates to terminate his or her employment therewith.

In the event of a breach or threatened breach by the Executive of the provisions of this Section 6 the Company, or any duly authorized officer thereof, will be entitled to a temporary restraining order or injunction.

                  7. Taxes. All payments to be made to Executive under this Agreement will be subject to any applicable withholding of federal, state and local income and employment taxes.

                  8. Miscellaneous. This Agreement shall also be subject to the following:

                           (a)      Executive and the Company each represent and
warrant to the other that he or it has the authorization, power and right to deliver, execute, and fully perform his or its obligations under this Agreement in accordance with its terms.

                           (b)      If any provision of this Agreement or any
portion thereof is declared invalid, illegal, or incapable of being enforced by any court of competent jurisdiction, the remainder of such provisions and all of the remaining provisions of this Agreement shall continue in full force and effect.

                           (c)      This Agreement shall be governed by and
construed in accordance with the internal laws of the State of New Jersey, except to the extent governed by federal law.

                           (d)      The Company will require any successor
(whether by merger, consolidation, spin-off, purchase or otherwise) to all or substantially all of the stock, assets or business of the Company or any subsidiary or parent of the Company to expressly agree to assume this Agreement and to perform all duties and obligations hereunder in the same manner and to the same extent that the Company would have been required to perform had no such

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succession taken place. Failure by the Company to obtain a successor's agreement to assume this Agreement shall constitute a breach of this Agreement and Executive shall be entitled to receive payments and benefits from the Company in the same amount and on the same terms that he would be entitled to under Section 5(a) if his employment is terminated other than for Cause; provided, that in no event shall the foregoing result in a duplication of any payments or benefits provided for hereunder.

                           (e)      Subject to the provisions of Section 10, any
rights of Executive hereunder shall be in addition to any rights Executive may otherwise have under benefit plans, agreements, or arrangements of the Company to which he is a party or in which he is a participant, including, but not limited to, any stock option grants.

                           (f)      For the purpose of this Agreement, notices
and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered by Federal Express, or similar overnight express delivery service, or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed to the named Executive at the address contained in the Company's records concerning the Executive. All notices to the Company shall be directed to the attention of the Secretary of the Company.

                           (g)      Section headings in this Agreement are
included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

                           (h)      Failure to insist upon strict compliance
with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

                           (i)      This Agreement may be executed in several
counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

                  9. Resolution of Disputes. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted in Princeton, New Jersey in accordance with the rules of the American Arbitration Association governing employment disputes as then in effect. The Company and Executive hereby agree that the arbitrator will not have the authority to award punitive damages, damages for emotional distress or any other damages that are not contractual in nature. Judgment may be entered on the arbitrator's award in any court having jurisdiction; provided, however, that the Company shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of the provisions of Section 6, and Executive consents that such restraining order or injunction may be granted without the necessity of the Company's posting any bond except to the extent otherwise required by applicable law. The fees and expenses of the American Arbitration Association and the arbitrator shall be borne by the Company.

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                  10.      Entire Agreement. Except as otherwise provide for
herein, this Agreement shall constitute the entire agreement between Executive and the Company with respect to the subject matter hereof and shall supersede that certain Executive Severance Agreement by and between Executive and the Company, as originally dated November 11, 1996, and as amended on each of October 15, 1998 and January 18, 2001) (the "Severance Agreement"). In exchange for the payments and benefits described in this Agreement, Executive agrees, on behalf of himself and, to the maximum extent permitted by applicable law, on behalf of his heirs, agents, representatives and assigns, to irrevocably waive and forever release and discharge the Company, its parents, subsidiaries, affiliates, officers, directors, employees, agents, predecessors, successors and assigns from any and all payments and obligations that the Company now has, has ever had or may hereafter have arising under or in connection with the Severance Agreement. Nothing herein shall be deemed to modify or supersede any stock option grant or restricted stock award outstanding on the Effective Date or any of Executive's rights or benefits thereunder.

                  11. Indemnification Letter. That certain Indemnification Letter dated January 13, 2000 by and between Executive and the Company shall remain in full force and effect.

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                             /s/ Joseph F. Spanier
                                             -----------------------------------

                                             JOSEPH F. SPANIER

                                             TRANSTECHNOLOGY CORPORATION

                                             By: /s/ Robert L.G. White
                                                 -------------------------------

                                             Name:  Robert L.G. White

                                             Title: President and CEO

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                                                                       EXHIBIT A

                                 PROMISSORY NOTE

$237,000                                                   Dated: March 31, 2003

                                                               Union, New Jersey

                  FOR VALUE RECEIVED, TRANSTECHNOLOGY CORPORATION, a Delaware corporation (the "Maker"), hereby promises to pay to the order of JOSEPH F. SPANIER (the "Payee"), the principal sum of TWO HUNDRED AND THIRTY SEVEN THOUSAND DOLLARS ($237,000.00) in lawful money of the United States of America and in immediately available funds in accordance with the terms set forth herein and in that certain Employment Agreement dated as of March 28, 2003, by and between the Maker and the Payee (as amended, supplemented or otherwise modified from time to time, the "Employment Agreement") and to pay interest on the unpaid principal amount of such Note, in like money and funds, for the period commencing on the date of such Note until such Note shall be paid in full, at 5 1/4% per annum and on the dates provided herein.

                  Repayments of principal, in installments of $79,000 each, plus accrued but unpaid interest thereon, shall be due and payable on each of March 31, 2004, March 31, 2005 and March 31, 2006; provided, however, that notwithstanding the foregoing the Company shall pay to Payee all unpaid principal plus accrued but unpaid interest thereon upon the first to occur of the following events: (a) Payee's termination of employment by the Company for any reason; (b) the occurrence of a transaction resulting in a Change in Control (as defined in Section 3(c)(vii) of the Employment Agreement); (c)
Maker fails to make any principal and/or interest payment when due hereunder;
(d) Maker shall breach its obligations under Section 8(d) of the Employment Agreement; or (e) Maker shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator;
(ii) be generally unable to pay the Maker's debts as such debts become due;
(iii) make a general assignment for the benefit of the Maker's creditors; (iv) commence a voluntary case under the United States Bankruptcy Code (as now or hereafter in effect); (v) file a petition seeking to take advantage of any other law of any jurisdiction relating to bankruptcy, insolvency, or composition or readjustment of debts; (vi) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against the Maker in an involuntary case under the United States Bankruptcy Code, or (vii) take any action for the purpose of effecting any of the foregoing.

                  During the term of this Note, Maker reserves the right to prepay all or any part of the principal sum upon ten (10) days prior written notice to Payee and without the payment of any premium or penalty, provided that Maker pays all accrued and unpaid Interest on the principal sum prepaid in accordance with the provisions set forth herein.

                  No act or omission or commission of Payee, including specifically any failure to exercise any right, remedy or recourse or acceptance by Payee of any payment hereunder in an amount which is less than payment in full of all amounts due and payable at the time of such payment, shall be deemed to be a waiver or release of the same, such waiver or release to be effected only through a written document executed by Payee and then only to the extent specifically recited therein. A waiver or release with reference to any one event shall not be construed as continuing, as a bar to, or as a waiver or release of any subsequent right, remedy or recourse as to a subsequent event.

                  IN WITNESS WHEREOF, Maker has executed and delivered this Note as of the date first written above.

                                             TRANSTECHNOLOGY CORPORATION

                                             By: /s/ Robert L.G. White
                                                 -------------------------------